UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 4, 2023

CRIMSON WINE GROUP, LTD.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-54866	13-3607383
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
5901 Silverado Trail, Napa, California		94558
(Address of Principal Executive Offices)		(Zip Code)

(800) 486-0503
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 4, 2023, Crimson Wine Group, Ltd. (the “Company”) announced the appointment of Adam D. Howell as Chief Financial Officer and principal accounting officer of the Company, effective December 12, 2023 (the “Effective Date”).
Prior to joining the Company, Mr. Howell, age 37, held a variety of roles since 2018 at The Duckhorn Portfolio, Inc., a publicly traded luxury wine company, serving most recently as Senior Vice President, Finance and Accounting since December 2022. From May 2020 to December 2022, Mr. Howell’s responsibilities as Vice President, Finance included oversight of key areas including corporate finance, financial reporting, and tax. Mr. Howell received a Bachelor of Science in Accounting from Bob Jones University. Mr. Howell is a Certified Public Accountant.
There are no arrangements or understandings between Mr. Howell and any other person in connection with his appointment. There is no family relationship between Mr. Howell and any director or executive officer of the Company, and Mr. Howell is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
In connection with Mr. Howell’s appointment as the Chief Financial Officer of the Company, the Company and Mr. Howell entered into an employment agreement (the “Howell Employment Agreement”), dated November 17, 2023 and effective as of December 12, 2023, setting forth the terms and conditions of Mr. Howell’s employment. Pursuant to the Howell Employment Agreement, Mr. Howell will receive an annual base salary of $315,000 per year and, beginning on January 1, 2024, will be eligible for an annual target bonus opportunity of 40% of his annual base salary. Additionally, Mr. Howell will be eligible to earn a “stub-year” cash bonus of up to $50,000, 50% of which will be paid within 10 days following the successful completion of the Company’s 2023 year end close and audit and 50% of which will be paid within 10 days following the successful completion of the Company’s first quarter 2024 close, provided that Mr. Howell remains employed with the Company through the applicable payment date. Mr. Howell will also receive during the first open trading window in 2024 an initial one-time grant of a non-qualified stock option to purchase 115,000 shares of the Company’s common stock, provided that Mr. Howell remains employed by the Company as its Chief Financial Officer at the time of grant. The option will be subject to vesting based on a combination of time-based and performance-based vesting conditions. Mr. Howell will also be entitled to an annual automobile allowance of $10,200 and will be eligible to participate in the Company’s standard benefits on the same terms as other employees of the Company.
In the event Mr. Howell’s employment is terminated by the Company without Cause or by Mr. Howell for Good Reason (each, as defined in the Howell Employment Agreement) after having been employed as the Company’s Chief Financial Officer for at least the period beginning on the Effective Date and ending on the earlier of (a) 90 days following the Effective Date or (b) the date that is two business days before the Company files its Annual Report on Form 10-K for the fiscal year ending December 31, 2023, he would be entitled to a severance payment equal to 12 months of his then base salary, subject to Mr. Howell entering into a general release and waiver of claims.
The foregoing description of the Howell Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Howell Employment Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Item 7.01.    Regulation FD Disclosure.
On December 4, 2023, the Company issued a press release announcing the appointment of Mr. Howell as Chief Financial Officer of the Company. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The information in this Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing or other document pursuant to the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing or document, except as shall be expressly set forth by specific reference in such a filing or document.
Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
99.1	Press Release issued by Crimson Wine Group, Ltd. dated December 4, 2023.
104	Cover Page Interactive Data File (cover page XBRL tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 4, 2023

CRIMSON WINE GROUP, LTD.

By: /s/ Jennifer L. Locke
Name: Jennifer L. Locke
Title: Chief Executive Officer